Exhibit 99.1


FOR IMMEDIATE RELEASE

                              Contact:  Dale S. Lam
                                        Chief Financial Officer
                                        (540) 896-0457


WLR FOODS ANNOUNCES NEW CREDIT FACILITY

Broadway, Virginia, November 23, 1998 - WLR Foods, Inc. (NASDAQ: WLRF) today announced that the Company has entered into a new three-year financing agreement with Harris Trust and Savings Bank as agent for a syndicate of lenders.

The new package includes a $50 million term loan and a $100 million revolving credit facility providing total borrowing capacity of $150 million. It contains terms and covenants that provide greater financial and operating flexibility. The Company's interest rates will be reduced by roughly 250 basis points to approximately 7 1/2% and will adjust with changes in market rates and improve with strengthening financial results.

The financing replaced the Company's existing facility that was put in place in February of this year, of which approximately $70 million in debt remained. By prepaying the existing debt, approximately 355,000 warrants to purchase WLR common stock for $0.01 per share held by the existing lending syndicate were cancelled, reducing diluted shares outstanding by 2%. The Company will record an extraordinary non-cash charge of approximately $1.5 million before tax in the current quarter to write off the unamortized costs of the existing facility.

In making the announcement, President and Chief Executive Officer James L. Keeler said, "This new financing represents another important step forward in strengthening our balance sheet and reducing our costs. In the past 8 months we have reduced our debt approximately $130 million as the result of strategic actions as well as our strong cash flow. We have now achieved our lowest debt-to-total capital ratio in four years. The reduced debt levels, coupled with the lower interest rates, should reduce interest expense over $10 million in the next 12 months."

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

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Certain Statements in this news release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters set forth in this release include forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in the cost and availability of raw materials such as the grains used in our poultry feeds, market conditions for products and competitive proteins both domestically and abroad, weather, flock health, and changes in federal, state, local and foreign regulations and laws affecting our ability to transact business.

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